Exhibit 10.2

EXECUTION COPY

U.S. $220,000,000

CREDIT AGREEMENT

Among

AQUILA, INC.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto

and

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Administrative Agent

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Joint Lead Arranger and Sole Bookrunner

CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arranger and Documentation Agent

LEHMAN BROTHERS INC.,
as Joint Lead Arranger and Syndication Agent

Dated as of September 20, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Certain Defined Terms
Section 1.02.	Other Definitional Provisions

ARTICLE II AMOUNTS AND TERMS OF THE LOANS

Section 2.01.	Loans
Section 2.02.	Making Loans
Section 2.03.	Fees
Section 2.04.	Voluntary Prepayments of Loans
Section 2.05.	Mandatory Offers of Prepayment
Section 2.06.	Repayment of Loans
Section 2.07.	Interest on Loans
Section 2.08.	Computation of Interest
Section 2.09.	Inability to Determine Interest Rate
Section 2.10.	Conversion of Loans
Section 2.11.	[Intentionally Omitted]
Section 2.12.	Increased Costs
Section 2.13.	Illegality
Section 2.14.	Payments
Section 2.15.	Taxes
Section 2.16.	Sharing of Payments, Etc.
Section 2.17.	Evidence of Debt
Section 2.18.	Use of Proceeds

ARTICLE III CONDITIONS PRECEDENT

Section 3.01.	Conditions Precedent to Closing Date

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower

ARTICLE V COVENANTS OF THE BORROWER

Section 5.01.	Affirmative Covenants
Section 5.02.	Negative Covenants

ARTICLE VI EVENTS OF DEFAULT

Section 6.01.	Events of Default

ARTICLE VII THE ADMINISTRATIVE AGENT

Section 7.01.	Authorization and Action
Section 7.02.	Administrative Agent’s Reliance, Etc.

i

Section 7.03.	CSFB and Affiliates
Section 7.04.	Lender Credit Decision
Section 7.05.	Indemnification
Section 7.06.	Successor Administrative Agent
Section 7.07.	Other Agents

ARTICLE VIII MISCELLANEOUS

Section 8.01.	Amendments, Etc.
Section 8.02.	Notices, Etc.
Section 8.03.	No Waiver; Remedies
Section 8.04.	Costs and Expenses
Section 8.05.	Right of Set-off
Section 8.06.	Binding Effect
Section 8.07.	Assignments and Participations
Section 8.08.	Confidentiality
Section 8.09.	Governing Law
Section 8.10.	Execution in Counterparts
Section 8.11.	Jurisdiction, Etc.
Section 8.12.	Waiver of Jury Trial
Section 8.13.	Survival of Representations and Warranties
Section 8.14.	Severability
Section 8.15.	Integration
Section 8.16.	Acknowledgement

Schedules

Schedule I	–	Cash Equivalents
Schedule II	–	List of Applicable Lending Offices
Schedule III	–	Pricing Schedule
Schedule 4.01(d)	–	Consents, Authorizations, Filings
Schedule 4.01(i)	–	Material Subsidiaries
Schedule 5.01(n)	–	Extension Regulatory Approvals
Schedule 5.02(j)	–	Existing Debt

Exhibits

Exhibit A	–	Form of Term Promissory Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Closing Certificate
Exhibit D	–	Form of Assignment and Acceptance

ii

CREDIT AGREEMENT, dated as of September 20, 2004 (this “Agreement”), among AQUILA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”) and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

1.             The Borrower has requested that the Lenders extend credit on an unsecured basis to the Borrower in an aggregate principal amount of up to $220,000,000 in the form of term loans.

2.             In consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at The Bank of New York, ABA No. 02100018, Account No. 8900492627, Account Name: CSFB Agency Cayman, Reference: Aquila or such other account as the Administrative Agent may designate from time to time by notice to the Borrower and the Lenders.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of (including all directors and officers of such Person), is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Alternate Base Rate” means, on any particular date, a rate of interest per annum equal to the higher of

(a)                                  the rate of interest most recently announced by CSFB as its prime rate in effect at its principal office in New York City; and

(b)                                 the Federal Funds Rate for such date plus 0.50%.

“Alternate Base Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(i).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, for any day, with respect to any Alternate Base Rate Loan or Eurodollar Rate Loan, as the case may be, the applicable rate per annum determined pursuant to the Pricing Schedule.

“Applicable Prepayment Premium” means, in respect of any prepayment of the Loans pursuant to Section 2.04, a prepayment premium equal to (1) during the time period commencing on September 21, 2006 and ending on (and including) September 20, 2007, 2.5% of the aggregate principal amount of the Loans being prepaid, (2) during the time period commencing on September 21, 2007 and ending on (and including) September 20, 2008, 1.5% of the aggregate principal amount of the Loans being prepaid or terminated and (3) thereafter, 0% of the aggregate principal amount of the Loans being prepaid.

“Approved Fund” means an Affiliate of a Lender or any fund or similar investment vehicle that is administered or managed by a Lender or an Affiliate of a Lender.

“Asset Sale Event” has the meaning specified in Section 2.05(b).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit D hereto (or such other form as may be acceptable to the Administrative Agent).

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Business” has the meaning specified in Section 4.01(p)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” excludes any day on which banks are not open for dealings in Dollars in the interbank market in London, England.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means the cash equivalents specified on Schedule I.

“Change of Control” means the occurrence of any of the following:

(a)           any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors;

(b)           a majority of the Original Directors cease to constitute a majority of the board of directors of the Borrower (unless replaced by individuals nominated or proposed by the Original Directors); or

(c)           the Borrower shall be liquidated or dissolved.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 shall be satisfied or waived by the Required Lenders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Compliance Certificate” has the meaning specified in Section 5.01(b)(ii).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Confidential Information” means information that the Borrower furnishes to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower, that is not acting in violation of a confidentiality agreement with the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means on any date of determination, all amounts that are or should, in accordance with GAAP, be included under assets on a Consolidated balance sheet of any Person and its Subsidiaries determined in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, interest on all Debt of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP (except excluding amortization of Debt issuance costs).

“Consolidated Net Worth” means, as of any Covenant Compliance Date, the amount of the common equity of the Borrower less accumulated other comprehensive gains (or, if applicable, plus accumulated other comprehensive losses) as of such day, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except excluding extraordinary gains and losses).

“Contractual Obligation” means, with respect to the Domestic Utility Business and the Telecommunications Business, any agreement, instrument or other undertaking to which Borrower is a party or by which the Borrower or its property is bound.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.10.

“Covenant Compliance Date” means the last date of each Fiscal Quarter.

“CSFB” means Credit Suisse First Boston, acting through its Cayman Islands Branch.

“Debt” means, with respect to any Person, the aggregate principal amount of all obligations that, in accordance with GAAP consistently applied and without duplication, would be classified as debt on its Consolidated balance sheet; provided, however, that with respect to the Borrower, “Debt” excludes obligations to the extent that such obligations are cash collateralized.

“Debt Issuance Event” has the meaning specified in Section 2.05(c).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement for the giving of notice, the lapse of time or both has been satisfied.

“Disposition” has the meaning specified in Section 2.05.

“Dollars” and “$” means dollars in the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify by notice from such Lender to the Borrower and the Administrative Agent.

“Domestic Utility Business” means the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the United States.

“Domestic Utility Business Event” has the meaning specified in Section 2.05(a).

“EBITDA” means, for any period, the total of the following calculated without duplication: (a) Consolidated Net Income (or loss) of the Domestic Utility Business and the Telecommunications Business for such period plus (b)(i) Consolidated Interest Expense, (ii) Federal, state, county and local income and franchise Taxes, and (iii)

depreciation, amortization, unallocated corporate costs and other non-cash charges, in each case, of such Domestic Utility Business and the Telecommunications Business for such period, but only to the extent deducted in the determination of Consolidated Net Income of the Domestic Utility Business and the Telecommunications Business for such period less (c) all expenses of the Borrower not related to the Domestic Utility Business, the Telecommunications Business or the business conducted by Aquila Merchant Services, Inc. and its Subsidiaries (except excluding (x) extraordinary gains and losses, (y) $8,500,000 of payments in connection with the recombination of the Borrower and Aquila Merchant Services, Inc. and (z) fees and expenses related to the Amendment No. 1 to the Existing Credit Agreement).

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, permits, licenses, registrations or authorizations or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the health and safety of humans and other living organisms as it relates to exposures to Materials of Environmental Concern, protection of natural resources or the environment, including the manufacture, distribution in commerce, and use of, or Release to the environment of, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance Event” has the meaning specified in Section 2.05(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“Eurodollar Base Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’

Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify by notice from such Lender to the Borrower and the Administrative Agent.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurodollar Reserve Requirements

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Reserve Requirements” means, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement” means the Credit Agreement dated as of April 9, 2003, among the Borrower, the several banks and other financial institutions from time to time party thereto, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, lead arranger and sole book runner.

“Extension Regulatory Approvals” means the regulatory approvals specified on Schedule 5.01(n).

“Extension Regulatory Approval Notice” has the meaning specified in Section 5.01(n).

“Federal Funds Rate” means for any particular date, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated September 1, 2004 among the Borrower, CSFB, Citigroup Global Markets Inc. and Lehman Brothers Inc.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fiscal Quarter” means each consecutive three calendar month period ending March 31, June 30, September 30 or December 31 of any fiscal year.

“GAAP” has the meaning specified in Section 1.02.

“Governmental Authority” means any national government (United States or foreign), any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any agency, authority, instrumentality, or regulatory body of any thereof.

“Granting Bank” has the meaning specified in Section 8.07(h).

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person (including any reimbursement, counter-indemnity or similar obligation), guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other similar obligation (the “primary obligation”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term

Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Financing Lease obligations of such Person, (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP, (e) all indebtedness of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (f) all outstanding reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations issued or created for the account of such Person, (g) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (h) all Guarantee Obligations of such Person and (i) all Mandatory Redeemable Stock of the Borrower and Subsidiaries; provided, however, that “Indebtedness” of the Borrower excludes liabilities or other obligations to the extent cash collateralized.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Maturity Date” means September 19, 2005.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” has the meaning specified in Section 4.01(j).

“Interest Period” means, for each Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Alternate Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions in this definition below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below, provided, however, that if the Borrower fails to select the duration of such subsequent period pursuant to the provisions below, such Eurodollar Rate Loan shall be automatically converted to an Alternate Base Rate Loan on the last day of such then expiring Interest Period.  The duration of each Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period that ends after the Maturity Date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Loans shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” has the meaning specified in Section 5.02(h).

“Lenders” means the Lenders party hereto and each Person that becomes a party hereto pursuant to Section 8.07.

“Lender Indemnitee” has the meaning specified in Section 7.05.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loans” has the meaning specified in Section 2.01.

“Loan Documents” means collectively, this Agreement, the Fee Letter, the Notes (if any) and each other instrument or certificate (other than an Assignment and Acceptance, pursuant to which the assignor therein sells and/or assigns an interest under this Agreement) delivered to the Administrative Agent or the Lenders hereunder or pursuant hereto (in each case as the same may be amended, restated, supplemented, extended, renewed or replaced from time to time), and “Loan Document” means any one of them.

“Mandatory Offer Prepayment Amount” means an amount equal to (a) 100% of the Net Cash Proceeds received by the Borrower in connection with a Domestic Utility Business Event; (b) 100% of the Net Cash Proceeds received by the Borrower in connection with an Asset Sale Event, subject to the reinvestment provisions set forth in Section 2.05; (c) (i) 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection with a Debt Issuance Event, if, on the date of determination, the credit ratings assigned to the credit facility evidenced by this Agreement are below Ba3 by Moody’s or below BB- by S&P, or (ii) 50% of the Net Cash

Proceeds received by the Borrower or any of its Subsidiaries in connection with a Debt Issuance Event, if, on the date of determination, the credit ratings assigned to the credit facility evidenced by this Agreement are Ba3 or higher by Moody’s and BB- or higher by S&P; and (d) (i) 50% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection with an Equity Issuance Event, if, on the date of determination, the credit ratings assigned to the credit facility evidenced by this Agreement are below Ba3 by Moody’s or below BB- by S&P, or (ii) 0% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection with an Equity Issuance Event, if, on the date of determination, the credit ratings assigned to the credit facility evidenced by this Agreement are Ba3 or higher by Moody’s and BB- or higher by S&P.

“Mandatory Prepayment under the Existing Credit Agreement” means the mandatory prepayment of all amounts due or outstanding under, and termination of commitments under, the Existing Credit Agreement.

“Mandatory Redeemable Stock” means, with respect to any Person, any share of such Person’s Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).

“Material Adverse Effect” shall mean any material adverse effect (a) on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries (taken as a whole) or (b) on the legality, validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights or remedies of the Administrative Agent thereunder, respectively.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any other pollutant, contaminant, hazardous substance, hazardous waste, special waste, toxic substance, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary” means, as at any time of determination, each Subsidiary of the Borrower which, in the aggregate, as at the end of the Fiscal Quarter immediately preceding such time of determination, has Consolidated Assets equal to or greater than 10% of the total Consolidated Assets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, as determined in accordance with GAAP; provided, that neither Aquila Merchant Services, Inc. nor any of its Subsidiaries will constitute a Material Subsidiaries for the purpose of this definition.

“Maturity Date” means September 19, 2005; provided, however, that immediately upon delivery by the Borrower to the Administrative Agent of notice in accordance with Section 5.01(n) that the Extension Regulatory Approvals have been obtained and so long as each such Extension Regulatory Approval is in form and substance reasonably satisfactory to the Administrative Agent, the “Maturity Date” shall be automatically extended to September 19, 2009.

“Maximum Amount” has the meaning specified in Section 2.05.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Reduction Event, an amount equal to the cash proceeds from or in respect of such Reduction Event (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), less (a) any investment banking, auditing and legal fees, printing costs, rating agency fees and any other fees and expenses reasonably incurred in respect of such Reduction Event, (b) if such Reduction Event is a Disposition of assets, the amount of any contractually required payments, including Debt, and associated costs which become due and owing as a result of such Disposition, and (c) any taxes actually paid or to be payable (as estimated by a senior financial or accounting officer of the Borrower) in respect of such Reduction Event.

“Non-Recourse Debt” means either (a) Debt as to which the Borrower has no direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part, or (b) Debt of the Borrower that funded the purchase or construction of Domestic Utility Business assets, whereby the recourse of the lenders is limited solely to the assets purchased or constructed with such Debt (and, therefore, the lenders are not contractually entitled to recourse against the general assets of the Borrower if an event of default were to occur with respect to such Debt).

“Note” means a term promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Original Directors” means the individuals named to, and serving as directors on, the Borrower’s board of directors on the date hereof.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Patriot Act” has the meaning specified in Section 3.01(i).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Permitted Liens” means

(a)                                  Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Consolidated Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 Landlord liens for rent not yet due and payable and statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar nonconsensual Liens imposed by law arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business, and (ii) deposits to secure true operating leases, performance of bids, trade contracts (other than for Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of any property (except immaterial property) subject thereto or materially adversely interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(f)                                    any attachment or judgment Lien not constituting an Event of Default under Section 6.01(h);

(g)                                 Liens granted in connection with (i) asset sales or (ii) transactions designed to restructure or otherwise exit the merchant contracts entered into by the Borrower or its Subsidiaries;

(h)                                 Liens on accounts receivables (and all rights, titles, security and guarantees with respect thereto) of the Borrower securing Indebtedness permitted to be outstanding pursuant to Section 5.02(j)(viii);

(i)                                     Liens on assets of the Borrower and assets of the Borrower’s Subsidiaries, in each case, securing Indebtedness permitted to be outstanding pursuant to Section 5.02(j)(iv),(v),(vii), (ix), or (xi) and Section 5.02(k);

(j)                                     any Lien vested in any licensor or permitter for obligations or acts to be performed, the performance of which obligations or acts is required under licenses or permits, so long as the performance of such obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

(k)                                  Liens existing on the date hereof;

(l)                                     Liens securing reimbursement obligations with respect to letters of credit (which either do not relate to Indebtedness or relate to Indebtedness that has not been incurred in contravention of the terms of this Agreement) that encumber documents and other property relating to the letters of credit and the proceeds and products thereof; or

(m)                               Liens (i) on cash deposits in the nature of a right to set off, banker’s liens, counterclaim on netting of cash amounts owed arising in the ordinary course of business on deposit accounts, commodity accounts or securities accounts or (ii) granted in connection with obligations or liabilities of the Borrower that have been cash collateralized.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pricing Schedule” means the schedule attached as Schedule III.

“Properties” has the meaning specified in Section 4.01(p)(i).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reduction Event” means any Domestic Utility Business Event, Asset Sale Event, Debt Issuance Event or Equity Issuance Event.

“Register” has the meaning specified in Section 8.07(d).

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale Event to acquire, repair or construct assets useful to the Domestic Utility Business.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA other than those events for which the notice requirement has been waived under applicable regulations.

“Required Lenders” means at any time Lenders owed more than 50% in interest of the then aggregate unpaid principal amount of the Loans outstanding.

“Requirement of Law” as to any Person means the articles of organization and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including the Public Utility Holding Company Act of 1935, as amended, any of the foregoing relating to public utilities and any Environmental Law), in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to a Person, the chairman of the board of directors, the chief executive officer, the president, any vice-president or, with respect to financial matters, the chief financial officer or treasurer of such Person.

“Restricted Payments” has the meaning specified in Section 5.02(i).

“Revolving Credit Agreement” means that certain U.S. $110,000,000 Credit Agreement dated as of the date hereof among the Borrower, the lenders party thereto and CSFB, as administrative agent.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means public reports, notices or other filings of the Borrower filed with the SEC.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any of its ERISA Affiliates and no Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any of its ERISA Affiliates could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“6.875% Senior Notes” means the 6.875% senior notes of the Borrower maturing on October 1, 2004.

“St. Joseph Power & Light Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of April 1, 1946, among St. Joseph Light & Power Company, Harris Trust and Savings Bank and Barlet Boder.

“Stated Maturity” means when used with respect to any Debt, the date or dates specified in the instrument governing such Debt as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Debt, or any installment of interest thereon, is due and payable.

“SPC” has the meaning specified in 8.07(h).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person (whether directly or through one or more other subsidiaries) and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  Unless otherwise expressly stated herein, all references to any Subsidiary are to direct or indirect Subsidiaries of the Borrower.

“Taxes” has the meaning specified in Section 2.15(a).

“Telecommunications Business” means the telecommunications business conducted by Everest Global Technologies Group, LLC and its Subsidiaries.

“Total Capital” means on any date (a) Debt of the Borrower on such date plus (b) Consolidated Net Worth as of the end of the most recent Fiscal Quarter.

“Type” shall mean as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Rate Loan, as the context may require.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary 100% of whose Capital Stock (other than qualifying directors’ shares) is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

Section 1.02.          Other Definitional Provisions.  Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

As used herein, in the Notes and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower or any Subsidiary not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles as in effect from time to time (“GAAP”).

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “or” shall not be exclusive.

Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01.          Loans.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each, a “Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name on the signature pages hereof.  The Loans (i) at the option of the Borrower may be incurred and maintained as, or converted into, Alternate Base Rate Loans or Eurodollar Rate Loans in accordance with the provisions hereof and (ii) shall be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

Section 2.02.          Making Loans.     (a)  As a condition precedent to borrowing of the Loans hereunder, the Borrower shall give the Administrative Agent a notice of borrowing (the

“Notice of Borrowing”) on or prior to the Closing Day (which notice must be received by the Administrative Agent prior to 10:00 a.m. (New York City time) on the Closing Date), and the Administrative Agent shall give to each Lender prompt notice thereof.  The Notice of Borrowing shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) Closing Date, (ii) Type of Loans comprising the borrowing and the aggregate amount of the borrowing, (iii) remittance instructions and (iv) in the case of a borrowing consisting of Eurodollar Rate Loans, initial Interest Period for each such Loan.  If no election as to Type of Loans is specified in the Notice of Borrowing, then the Loans shall be Alternate Base Rate Loans.  If no Interest Period with respect to Eurodollar Rate Loans is specified in the Notice of Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month duration.  Each Lender shall on the date requested by the Borrower, before 11:00 A.M. (New York City time), in the case of a borrowing to be comprised of Eurodollar Rate Loans, and before 1:00 P.M. (New York City time), in the case of a borrowing to be comprised of Alternate Base Rate Loans, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, the Administrative Agent will make such funds available to the Borrower in the manner specified by the Borrower in the Notice of Borrowing.

(b)           Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Loans for the borrowing if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.09 or 2.13 (and the borrowing shall be deemed to be comprised of Alternate Base Rate Loans).

(c)           The Notice of Borrowing shall be irrevocable and binding on the Borrower.  If the Notice of Borrowing specifies that the borrowing is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Section 3.01, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such borrowing, when such Loan, as a result of such failure, is not made on such date.

(d)           Unless the Administrative Agent shall have received written notice from a Lender prior to the date of the borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time to the Loans and (ii) in the case of such Lender, the Federal Funds Rate for the first three days and Alternate Base Rate thereafter.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of the borrowing for purposes of this Agreement.

(e)           The failure of any Lender to make the Loan to be made by it as part of the borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of the borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the borrowing.

Section 2.03.          Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for its own account such fees specified in the Fee Letter or as may from time to time be separately agreed between the Borrower and the Administrative Agent.

(b)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the benefit of the parties entitled thereto.  Fees paid shall not be refundable under any circumstances.

Section 2.04.          Voluntary Prepayments of Loans.  The Borrower shall not have the right to prepay the Loans prior to the Initial Maturity Date. In the event that the Initial Maturity Date is extended by the Borrower’s delivery to the Administrative Agent of the Extension Regulatory Approval Notice, the Borrower shall not have the right to prepay the Loans until (and including) September 20, 2006.  After September 20, 2006, the Borrower will have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to prepay the Loans, provided, however, that (i) each partial prepayment shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders a prepayment premium equal to the Applicable Prepayment Premium. Each notice of prepayment delivered pursuant to this Section 2.04 shall specify the date and amount of prepayment and whether such prepayment is of Eurodollar Rate Loans, Alternate Base Rate Loans or a combination thereof, and, in each case of a combination thereof, the amount allocable to each.  The Administrative Agent agrees promptly to notify the Lenders of any notice of prepayment received by the Administrative Agent.

Each prepayment of the Loans pursuant to this Section 2.04 shall be accompanied by payment in full of, with respect to Eurodollar Rate Loans, accrued and unpaid interest to such date on the amount prepaid, together with any additional amounts owing pursuant to Section 8.04(c) and any outstanding fees and expenses due and owing with respect to the amount prepaid.

Section 2.05.          Mandatory Offers of Prepayment.  If, at any time, or from time to time, after the date hereof:

(a)           the Borrower receives any Net Cash Proceeds in respect of any conveyance, sale, lease, assignment, transfer or other disposition (including any such transaction effected by way of merger or consolidation) (any such transaction or series of such related transactions, a “Disposition”), by the Borrower, of all or substantially all of the Domestic Utility Business in any State of the United States of America or District of Columbia (each event, a “Domestic Utility Business Event”);

(b)           the Borrower receives Net Cash Proceeds in excess of $15,000,000 in a single transaction or series of related transactions in respect of (i) any Disposition by the Borrower of Domestic Utility Business assets (other than accounts receivable) or (ii) insurance proceeds, condemnation awards (or payments in lieu thereof) or indemnity payments payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to Domestic Utility Business assets (each event, an “Asset Sale Event”);

(c)           the Borrower or any of its Subsidiaries receives any Net Cash Proceeds in respect of issuances of Debt, excluding Debt permitted to be incurred by the Borrower or any of its Subsidiaries pursuant to Section 5.02(j) or Section 5.02(k) hereof (each event, an “Debt Issuance Event”); or

(d)           the Borrower or any of its Subsidiaries shall receive any Net Cash Proceeds in respect of the sale of treasury or authorized (whether prior to or after of the date hereof) but unissued shares of the Capital Stock of the Borrower or any of its Subsidiaries (other than equity interests or warrants, rights or options issued in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement), excluding Investments permitted under Section 5.02(h) hereof (each event, an “Equity Issuance Event”);

then, on or before the second Business Day immediately succeeding the date of such receipt, the Borrower shall, by written notice to the Administrative Agent, offer to apply an amount equal to the Mandatory Offer Prepayment Amount to the prepayment of the Loans then outstanding to the extent and in the manner as provided below in this Section 2.05.  No Lender shall be obligated to accept such offer.  Any Lender may in its discretion accept such offer by written notice to the Administrative Agent (which notice (y) must be received by the Administrative Agent no later than 5:00 p.m.(New York City time) on the third Business Day after the date the Administrative Agent received the Borrower’s notice of such offer and (z) shall also state the maximum principal amount of prepayment such Lender is willing to accept (such Lender’s “Maximum Amount”)).  Any Lender that shall have failed to respond to an offer described in this Section 2.05 in the manner and by the time required above shall be deemed to have rejected such offer.  The Administrative Agent shall promptly notify the Borrower of each accepting Lender and its Maximum Amount.  On the fifth Business Day after the date the Administrative Agent received the Borrower’s notice of such offer, the Borrower shall prepay the Loans of the accepting Lenders pro rata (based upon each accepting Lender’s Maximum Amount) in an aggregate amount equal to the lesser of the Mandatory Offer Prepayment Amount and the aggregate amount of all Maximum Amounts of the accepting Lenders.  No Applicable Prepayment Premium shall be due to any accepting Lender as a result of such mandatory prepayment of its Loan.  The Borrower may apply the portion of the Mandatory Offer Prepayment Amount rejected by the Lenders as set forth in this Section 2.05, if any, to voluntary prepay the Loans in accordance with Section 2.04.  Notwithstanding any other provisions set forth in this Section 2.05, with respect to any Net Cash Proceeds received by the Borrower in connection with an Asset Sale Event, the Borrower may (in lieu of applying the Net Cash Proceeds toward the mandatory offer to prepay the Loans, as described above) elect to reinvest the Net Cash Proceeds in the Domestic Utility Business by delivering to the Administration Agent a Reinvestment Notice within two Business Days after the receipt of the Net Cash Proceeds; provided, that if such Net Cash Proceeds are not reinvested in the Domestic Utility Business within 180 days after the receipt thereof (or, if earlier, the date on which the Borrower determines not to, or otherwise ceases to, reinvest in the Domestic Utility Business all or any portion of the Net Cash Proceeds), the Borrower shall offer to apply such amounts to the prepayment of the Loans then outstanding in the manner provided above.

Each prepayment of the Loans pursuant to this Section 2.05 shall be accompanied by payment in full of, with respect to Eurodollar Rate Loans, accrued and unpaid interest to such date on the amount prepaid, together with any additional amounts owing pursuant to Section 8.04(c) and any outstanding fees and expenses due and owing with respect to the amount prepaid.

Section 2.06.          Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Loans then outstanding.

Section 2.07.          Interest on Loans.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)            Alternate Base Rate Loans.  During such periods as such Loan is an Alternate Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Alternate Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time determined in accordance with the Pricing Schedule, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods.

(ii)           Eurodollar Rate Loans.  During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Loan plus (B) the Applicable Margin in effect from time to time determined in accordance with the Pricing Schedule, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b)           Default Interest.  If an Event of Default has occurred and is continuing, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.07 plus 2% from the date of occurrence of such Event of Default until the date such Event of Default is cured or waived (after as well as before judgment).  In addition, should any interest on such Loans or any fees or other amount (other than principal) payable hereunder not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest (to the extent permitted by law in the case of interest on interest) at a rate per annum as determined pursuant to the preceding sentence which would be applicable to an Alternate Base Rate Loan, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).  Interest accruing pursuant to this Section 2.07(b) shall be payable from time to time on demand.

Section 2.08.          Computation of Interest.  (a)  The Alternate Base Rate interest (when calculated based upon the prime rate) shall be calculated on the basis of a 365/366 day year and all other interest shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent, at the request of the Borrower, shall deliver to the Borrower a statement showing in reasonable detail the supporting calculations used by the Administrative Agent in determining any interest rate determined by the Administrative Agent.

Section 2.09.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail).  If such notice is given, (i) any Eurodollar Rate Loan requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (ii) any Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Rate Loans shall be continued as Alternate Base Rate Loans and (iii) any outstanding Eurodollar Rate Loans shall be Converted, on the first day of such Interest Period, to Alternate Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall the Borrower have the right to Convert Alternate Base Rate Loans to Eurodollar Rate Loans.

Section 2.10.          Conversion of Loans.  (a)  Optional Conversion.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Loans of one Type owed by the Borrower into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Alternate Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)           Mandatory Conversion. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Loans shall automatically Convert into Alternate Base Rate Loans, and (ii) upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Alternate Base Rate Loan and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Loans shall be suspended.

Section 2.11.          [Intentionally Omitted]

Section 2.12.          Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower agrees to pay from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost provided, however, that any Lender claiming additional amounts under this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if such change would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority enacted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower agrees to pay to the Administrative Agent for the account of such Lender (as applicable), from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (as applicable) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than four months prior to the date that such Lender notifies the Borrower of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall include the period of retroactive effect thereof.

Section 2.13.          Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law after the date hereof or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 8.04(c).

Section 2.14.          Payments.  (a)  The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor and the Lender assignee thereunder on a pro rata basis subject to all appropriate adjustments in such payments for periods prior to such effective date.

(b)           Except as otherwise provided herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment, as the case may be.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.15.          Taxes.  (a)  Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder, under the Notes, any other Loan Document or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income and minimum taxes, alternative minimum taxes, doing business taxes, franchise taxes and value added taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized (federal or state) or doing business or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income and minimum taxes, alternative minimum taxes, doing business taxes, franchise taxes and value added taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office (federal or state) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder, under the Notes, any other Loan Document or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Notes, any other Loan Document or any other documents to be delivered hereunder imposed by the jurisdiction under the laws of which the Borrower is organized or operates or any political subdivision thereof, or by the jurisdiction in which the Borrower’s principal office is located or from which any payments hereunder are made (hereinafter referred to as “Other Taxes”).

(c)           The Borrower will indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor; provided, however, that in no event shall any such indemnification be due earlier than five Business Days after such Lender or the Administrative Agent (as the case may be) has paid such Taxes or Other Taxes; provided, further, that any such demand shall be accompanied by copies of all written correspondence to and from the applicable taxing authority relating to such payment and a copy of the calculation of such Taxes or Other Taxes.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder, under the Notes, any other Loan Document or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e)           Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender party to this Agreement as of the date hereof or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of

United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist the Lender to recover such Taxes (and such Lender shall reimburse the Borrower for reasonable out-of-pocket costs and expenses of the Borrower in connection therewith).

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)           If any Lender determines, in its sole discretion, that it has actually realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments hereunder or the Notes, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it realized such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit, provided, in the event that any portion of such refund, deduction or credit is subsequently disallowed, the Borrower shall hold such Lender harmless (on an after-tax basis) from such disallowance.

Section 2.16.          Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.17.          Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount of the Loans of such Lender.

(b)           The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the borrowing made hereunder, the Type of Loans and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.18.          Use of Proceeds.  The proceeds of the Loans shall be available (a) first, to repay in full (or to defease) all of 6.875% Senior Notes and (b) thereafter, for general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01.          Conditions Precedent to Closing Date.  The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.01):

(a)           Documents.  The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i)            Executed Counterparts.  From each party hereto either (A) multiple counterparts of this Agreement, signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           Corporate Documents.  (A) Such documents and certificates as the Administrative Agent or its counsel may reasonably request, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower relating to (1) the organization, existence and good standing of the Borrower, (2) the authorization of the execution, delivery and performance by the Borrower of the Loan Documents and of the borrowings hereunder, and (3) certificates as to the incumbency and signature of each individual signing this Agreement and any other agreement or document contemplated hereby on behalf of the Borrower;

(iii)          Financial Statements.  (A) Copies of (x) the audited Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2003 and the related Consolidated statements of income and cash flows for the period ending as of such date, and (y) the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as of June 30, 2004, and the related Consolidated statements of income and cash flows for the period ending as of such date; and (B) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending June 30, 2004, prepared after giving effect to the Mandatory Prepayment under the Existing Credit Agreement and the other transactions contemplated hereby as if the Mandatory Prepayment under the Existing Credit Agreement and the other transactions contemplated hereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Administrative Agent; and

(iv)          Other Documents.  Such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

(b)           [Intentionally Omitted];

(c)           [Intentionally Omitted];

(d)           Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(e)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date;

(f)            Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (i) Leslie J. Parrette, Jr., general counsel of the Borrower and (ii) Abel, Band, Russell, Collier, Pitchford & Gordon, Chartered, Colorado regulatory counsel to the Borrower, Dickinson, Mackaman, Tyler & Hagen, P.C., Iowa regulatory counsel to the Borrower, Anderson, Byrd, Richeson, Flaherty & Henricks, L.L.P., Kansas regulatory counsel to the Borrower, Dykema Gossett, PLLC, Michigan regulatory counsel to the Borrower, Moss & Barnett, A Professional Association, Minnesota and South Dakota regulatory counsel to the Borrower, Brydon, Swearengen & England, P.C., Missouri regulatory counsel to the Borrower, Blackwell Sanders Peper Martin LLP, Nebraska regulatory counsel to the Borrower, and Hogan & Hartson L.L.P., Federal Energy Regulatory Commission counsel to the Borrower,in each case, dated as of the date hereof and in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(g)           Closing Certificate.  The Administrative Agent shall have received a closing certificate of the Borrower substantially in the form of Exhibit C hereto, dated as of the Closing Date;

(h)           “Know Your Customer” Information.  The Administrative Agent shall have received documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”).  Such documentation shall include evidence satisfactory to the Administrative Agent of the listing of Capital Stock of the Borrower on New York Stock Exchange;

(i)            Closing Fees and Expenses.  The Administrative Agent shall have received the fees to be received on the Closing Date separately agreed to between the Administrative Agent and the Borrower and shall have received reimbursement of all reasonable costs and expenses (including reasonable fees and expenses of counsel to the Administrative Agent, subject to limitations contained in the other Loan Documents);

(j)            Approvals and Consents.  All requisite governmental authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required and all applicable appeal periods shall have expired; and

(k)           Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent, its counsel or any Lender through the Administrative Agent may reasonable request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.          Representations and Warranties of the Borrower.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or participate in extensions of credit hereunder, the Borrower represents and warrants as follows:

(a)           Financial Condition.  The unaudited consolidated balance sheet of the Borrower as of December 31, 2003 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to the Lenders, present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the results of their operations and their retained earnings and cash flows for each of the fiscal periods then ended.  All such financial statements, including the related schedules and notes thereto relating to the unaudited financials, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b)           No Change.  Since December 31, 2003, except as disclosed to the Lenders through documents posted on the Syndtrak internet website for this transaction prior to the date hereof, or described in the SEC Reports filed prior to the date hereof, there has been no development or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)           Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(d)           Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and the other Loan Documents and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents, and to borrow hereunder.  The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions set forth in this Agreement and in the Notes and to execute, deliver and perform its obligations under this Agreement and the Loan Documents.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other

Person is required in connection with the borrowings hereunder, or with the execution, delivery or performance by the Borrower, or with the validity or enforceability against the Borrower of this Agreement and the other Loan Documents other than (i) as set forth on Schedule 4.01(d) or (ii) any consents, authorizations and filings in connection with the foregoing that, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  On the Closing Date, the Administrative Agent and each Lender shall have received complete and current copies of all consents, authorizations and filings listed on Schedule 4.01(d), which such consents, authorizations and filings shall be in full force and effect as of the Closing Date.  This Agreement has been, and each other Loan Document when executed and delivered will be, duly executed and delivered on behalf of the Borrower.  This Agreement, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, (i) will not violate the articles of incorporation, charter or bylaws or other organizational documents of the Borrower or any Subsidiary or any other material Requirement of Law (ii) will not violate any Contractual Obligation of the Borrower or any Subsidiary which violation could reasonably be expected to have a Material Adverse Effect, (iii) will not accelerate or result in the acceleration of any payment obligations of the Borrower or such Subsidiary and (iv) will not result in, or require, the creation or imposition of any Lien on any of the respective properties or revenues of the Borrower or any such Subsidiary pursuant to any such Requirement of Law or Contractual Obligation.

(f)            No Material Litigation.  Except as disclosed to the Lenders through documents posted on the Syndtrak internet website for this transaction prior to the date hereof or described in the SEC Reports filed prior to the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of the respective properties or revenues of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(g)           No Default.  No Default or Event of Default has occurred and is continuing.

(h)           Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to, or a valid leasehold, easement, license or other interest in, all its real property, and good title to, or a valid leasehold, easement, license or other interest in, all its other property, except for defects in title which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Lien other than Permitted Liens.

(i)            Subsidiaries.  Set forth on Schedule 4.01(i) are all Material Subsidiaries of the Borrower.  Schedule 4.01(i) correctly sets forth, as of the date hereof, the percentage ownership (direct and indirect) of the Borrower in voting capital stock or other voting equity interests of each Material Subsidiary and also identifies the direct owner thereof.  All outstanding shares of capital stock of each Material Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of any preemptive rights.  Except as set forth on Schedule 4.01(i), no Material Subsidiary has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase or, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

(j)            Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, copyrights, and other intellectual property material to the conduct of its business as currently conducted except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  The use of such Intellectual Property by the Borrower or any Subsidiary does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(k)           Taxes.  Each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other material tax returns which are required to be filed and has paid or caused to be paid all taxes (including interest and penalties) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be) other than such taxes described herein of which the failure to pay or file a return with respect thereto could not reasonably be expected to result in a Material Adverse Effect; and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

(l)            Margin Stock.  (i)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in compliance with applicable law and regulations. (ii) Following application of the proceeds of each extension of credit hereunder, not more than 25% of the value of the Consolidated Assets of the Borrower and its Subsidiaries that are subject to the provisions of Section 5.02(d) will be comprised of margin stock.

(m)          Holding Company; Investment Company Act; Other Regulations.  The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as each such term is defined in the Public Utility Holding Company Act of 1935, as amended.

(n)           [Intentionally Omitted].

(o)           ERISA.  Neither the Borrower nor any Subsidiary maintains, contributes to or has material obligations with respect to, any welfare plan (as defined in Section (3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits and which in the aggregate is not unduly expensive.  Each Plan has complied and is in compliance in all respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Subsidiary have not breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any Subsidiary has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could reasonably be expected to subject the Borrower or any Subsidiary to any liability which could reasonably be expected to have a Material Adverse Effect.  None of the Borrower or any Subsidiary has any liability, direct or indirect, contingent (including any such liability in connection with a Multiemployer Plan) or otherwise, under Title IV of ERISA or under Section 412 of the Code which could reasonably be expected to have a Material Adverse Effect.

(p)           Environmental Matters.  Except as described by the Borrower in the SEC Reports filed prior to the date hereof or as disclosed to the Lenders through documents posted on the Syndtrak internet website for this transaction prior to the date hereof,

(i)            The facilities and properties owned, leased or operated by the Borrower or its Subsidiaries (the “Properties”) and all operations at the Properties are in, and have been in, compliance in all material respects with all applicable Environmental Laws, and there is no contamination in, at, under, from or about the Properties or violation of any Environmental Law or other circumstance or condition, with respect to the Properties or the business operated by the Borrower or its Subsidiaries, or to the knowledge of the Borrower, any predecessor of any of them (the “Business”) which in either case could reasonably be expected to result in any claims, liability, investigation or cost pursuant to any Environmental Law and to have a Material Adverse Effect.

(ii)           None of the Borrower or any Subsidiary, or to the knowledge of the Borrower, any predecessor of any of them, has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrower or any Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened, in each case which could reasonably be expected to have a Material Adverse Effect.

(iii)          There has been no Release or threat of Release of Materials of Environmental Concern at or from any of the Properties, or arising from or related to the operations of the Borrower or any Subsidiary, or to the knowledge of the Borrower, any predecessor of any of them, in connection with any of the Properties or otherwise in connection with the Business that could reasonably be expected to have a Material Adverse Effect.

(q)           Insurance.  All policies of insurance of any kind or nature maintained by or issued to the Borrower or any Subsidiary, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker’s compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is customarily carried by companies of similar size and character.

(r)            Accuracy and Completeness of Information.  The Borrower has filed as exhibits to SEC Reports, or disclosed to the Lenders through documents posted on the Syndtrak internet website for this transaction, in each case prior to the date hereof, all agreements, instruments and corporate or other restrictions existing on the date hereof that are or, but for the lapse of time, would be required to be filed by the Borrower as exhibits to any report on Form 10-Q or 10-K under the Exchange Act.  Except as described by the Borrower in the SEC Reports filed prior to the date hereof or as disclosed to the Lenders through documents posted on the Syndtrak internet website for this transaction prior to the date hereof, there are no facts or other matters known to the Borrower that are or, but for the lapse of time, would be required to be disclosed by the Borrower on a report on Form 8-K under the Exchange Act.  No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (whether contained in the lender presentation dated September 2004, disclosed to the Lenders through documents posted on the Syndtrak internet website for this transaction, or otherwise) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder (as modified or supplemented by, and taken together with other information so furnished) contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, with respect to forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.

(s)           Leaseholds, Permits, etc.  The Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of the Business, except where the failure to obtain such authorizations and other rights could not reasonably be expected to result in a Material Adverse Effect.  All the foregoing are in full force and effect, and each of the Borrower and the Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others, except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect.

(t)            Liabilities; Contingent Obligations.  The Borrower has no liabilities or other obligations, including contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments other than (i) as set forth in the financial statements referred to in Section 4.01(a), (ii) those which are not required to be reflected on such financial statements in accordance with GAAP, (iii) those liabilities which have arisen in the ordinary course since the date of the financial statements referred to in Section 4.01(a) and (iv) those liabilities that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(u)           Labor Matters.  To the Borrower’s knowledge, there are no disputes (i) to which the Borrower is a party, which involves any group of employees, any strikes or walkouts relating to the Business of the Borrower or (ii) involving the expiration or termination of any labor contract to which the Borrower is a party or by which the Borrower is bound, in either case, which dispute could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.          Affirmative Covenants.  The Borrower hereby agrees that for so long as any Loan remains outstanding and unpaid or any Obligation of the Borrower is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

(a)           Financial Statements.  Furnish to the Administrative Agent for each Lender:

(i)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related Consolidated and consolidating statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification by KPMG LLP or other independent certified public accountants of nationally recognized standing; provided, however, that the submission of the Borrower’s report on Form 10-K shall satisfy the foregoing requirements; and

(ii)           as soon as available, but in any event within forty five (45) days after the end of each Fiscal Quarter of each fiscal year of the Borrower, the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and setting forth the actual figures for the corresponding date or period in the previous year, certified by the chief financial officer or treasurer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, however, that the submission of the Borrower’s report on Form 10-Q shall satisfy the foregoing requirements, all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

(b)           Certificates; Other Information.  Furnish to the Administrative Agent:

(i)            concurrently with the delivery of the financial statements referred to in Section 5.01(a)(i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default resulting from the Borrower’s failure to comply with Section 5.02(a), except as specified in such certificate;

(ii)           concurrently with the delivery of the financial statements referred to in Section 5.01(a)(i) or (ii), a compliance certificate of the chief financial officer or treasurer of the Borrower, in form and substance satisfactory to the Administrative Agent (the “Compliance Certificate”) (i) showing compliance by the Borrower with the covenants contained in Section 5.02(a) and (ii) setting forth the description of any Reduction Event occurring during such period and the aggregate amount of Net Cash Proceeds received during such period with respect to any Reduction Event;

(iii)          within ten (10) days after the filing thereof, copies of all reports which the Borrower sends to any of its stockholders, and copies of all registration statements, SEC Reports (or, in each case, any successor form) which the Borrower or any Subsidiary files with the SEC or any successor or analogous Governmental Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans); provided, however, that the Borrower shall have satisfied the foregoing requirement as to any report upon the Administrative Agent receiving such report from the Borrower in an electronic notification thereof to the Administrative Agent;

(iv)          promptly after either of Moody’s or S&P has raised or lowered the credit rating of the credit facility evidenced by this Agreement, a notice as to such effect;

(v)           promptly such other information the Administrative Agent or any Lender may from time to time reasonably request concerning data, documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including the Patriot Act), including evidence satisfactory to the Administrative Agent of the listing of Capital Stock of the Borrower on the New York Stock Exchange; and

(vi)          promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

(c)           Payment and Performance of Obligations.  Perform in all respects all of its obligations under the terms of indentures, mortgages, security agreements and other agreements evidencing indebtedness for monies borrowed to which it is party or bound, including pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, fees or other charges imposed on it or on any of its properties by any Governmental Authority and all its other obligations of whatever nature except, in each case, where the amount or validity thereof is currently being diligently contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, or where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(d)           Maintenance of Existence.  Renew and keep in full force and effect its corporate existence, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and comply with all Contractual Obligations except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that any Subsidiary may merge, consolidate or amalgamate in accordance with Section 5.02(b)  (and such transaction shall not constitute a breach of this Section 5.01(d)).

(e)           Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, and casualties, excepted), maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent, upon request, full information as to the insurance carried including certified copies of policies and certificates of insurance from a nationally recognized insurance broker.

(f)            Inspection of Property; Books and Records; Discussions.  Keep proper books of records and accounts, in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit after reasonable notice representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and each Subsidiary with officers and employees of the Borrower and such Subsidiary and with their independent certified public accountants. All costs and expenses relating to any such visitation and inspection (i) in the case of a Lender, shall be borne by such Lender, and (ii) in the case of the Administrative Agent, shall be borne by the Administrative Agent unless a Default or an Event of Default shall have occurred and be continuing.

(g)           Notices  (i).  Within five (5) days after the Borrower knows with respect to any notice under clause (A) or within ten (10) days with respect to any other notice under this Section 5.01(g)(i), give notice to the Administrative Agent and each Lender of:

(A)          the occurrence of any Default or Event of Default;

(B)           any (x) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary, or (y) litigation, investigation or proceeding which may exist at any time between the Borrower or any such Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(C)           any material labor dispute to which the Borrower or any Subsidiary may become a party and which involves any group of employees, any strikes or walkouts relating to any of its plants or facilities and the expiration or termination of any labor contract to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary is bound and which dispute could reasonably be expected to have a Material Adverse Effect;

(D)          any litigation or proceeding instituted against the Borrower which, if adversely determined against the Borrower, could reasonably be expected to have a Material Adverse Effect; or

(E)           all written claims, complaints, notices or inquiries relating to compliance by the Borrower or any of its Subsidiaries with any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.01(g)(i) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.  For the purposes of this Section 5.01(g)(i), the Borrower shall be deemed to have knowledge when any officer of the Borrower charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

(ii)           At least two (2) days prior to such event (to the extent practicable), give notice to the Administrative Agent of the occurrence of (A) any Reduction Event (other than an Asset Sale Event) and (B) any Asset Sale Event the Net Cash Proceeds of which are (or are scheduled to be) in excess of $15,000,000.

(h)           Compliance with Laws; Environmental Compliance.  (i) Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) comply and cause its Subsidiaries to comply in all material respects with all applicable Environmental Laws and obtain and comply and cause its Subsidiaries to obtain and comply in all material respects with and maintain and cause its Subsidiaries to maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; and (iii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all

Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

(i)            ERISA.  Establish, maintain and operate and cause each of its Subsidiaries to establish, maintain and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j)            Use of Proceeds.  Use the proceeds of the extension of credit hereunder solely for the purposes set forth in Section 2.18, in compliance with all Requirements of Law.  The Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

(k)           Margin Stock.  Not permit the aggregate value of margin stock (as defined in Regulation U) at any time owned or held by the Borrower or any of its Subsidiaries to exceed an amount equal to 25% of the value of all Consolidated Assets subject at such time to any “arrangement” (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U).

(l)            Maintain Ownership of Domestic Utility Business.  Except in connection with sale of assets permitted pursuant to Section 5.02(g), maintain ownership, directly (and not through any Subsidiary), of all or substantially all of the assets of the Domestic Utility Business.

(m)          Credit Ratings.  Cause Moody’s and S&P to maintain long-term senior unsecured debt ratings with respect to the credit facility evidenced by this Agreement.

(n)           Extension Regulatory Approvals.  Undertake commercially reasonable efforts to obtain the Extension Regulatory Approvals as promptly as practicable after the Closing Date and upon receipt thereof, promptly deliver to the Administrative Agent written notice and evidence of the receipt thereof (such notice and evidence, the “Extension Regulatory Approval Notice”).

Section 5.02.          Negative Covenants.  The Borrower hereby agrees that for so long as any Loan remains outstanding and unpaid or any Obligation is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not:

(a)           Financial Covenants.

(i)            Total Capitalization.  Permit the ratio (expressed as a percentage) of Debt of the Borrower to Total Capital to exceed on any Covenant Compliance Date (A) from December 31, 2004 through September 31, 2007, 90%, (B) from December 31, 2007 through September 30, 2008, 75%, (C) from December 31, 2008 through June 30, 2009, 70%, and (D) thereafter, 65%.

(ii)           EBITDA to Interest Expense.  Permit the ratio of (A) EBITDA to (B) the aggregate amount of Consolidated Interest Expense accrued on Debt of the Borrower on any Covenant Compliance Date for the period of four consecutive Fiscal Quarters prior to such Covenant Compliance Date, to be less than, in respect of any Covenant Compliance Date (1) from December 31, 2004 to September 30, 2005, 1.0 to 1.0, (2) from December 31, 2005 to September 30, 2006, 1.1 to 1.0, (3) from December 31, 2006 to September 30, 2007, 1.3 to 1.0, (4) from December 31, 2007 to September 30, 2008, 1.4 to 1.0, (5) from December 31, 2008 to June 30, 2009, 1.6 to 1.0 and (6) thereafter, 1.8 to 1.0.

(iii)          Debt to EBITDA.  Permit the ratio of (A) the aggregate principal amount of Debt of the Borrower on any Covenant Compliance Date to (B) EBITDA for the period of four consecutive Fiscal Quarters prior to such Covenant Compliance Date, to exceed on any such Covenant Compliance Date occurring (i) December 31, 2004 to September 30, 2005, 9.5 to 1.0, (ii) from December 31, 2005 to September 30, 2006, 8.5 to 1.0, (iii) from December 31, 2006 to September 30, 2007, 7.5 to 1.0, (iv) from December 31, 2007 to September 30, 2008, 6.0 to 1.0, (v) from December 31, 2008 to June 30, 2009, 5.5 to 1.0, and (vi) thereafter, 5.0 to 1.0.

In the Compliance Certificate delivered pursuant to Section 5.01(b)(ii) following the conclusion of the sale of any asset (other than accounts receivable) material to the Borrower and used in the Domestic Utility Business or the Telecommunications Business permitted by Section 5.02(g), the Borrower shall calculate the financial covenants set forth in this Section 5.02(a) on a pro forma basis. In calculating financial covenants on a pro-forma basis, the Borrower will (A) exclude income, Debt and other charges associated with the assets subject to such sale and (B) give effect to the application of the net proceeds generated by such sale; provided, that if the Borrower has not applied the net sale proceeds in the manner contemplated in the calculations made pursuant to clause (B) prior to the immediately following Covenant Compliance Date, the Borrower will not be permitted to continue to give effect to the application of such net sale proceeds.

(b)           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its property, business or assets, except any Wholly-Owned Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation).

(c)           Limitation on Transactions with Affiliates.  Except for transactions providing services (including group purchases of equipment or energy) at cost to any Subsidiary or Affiliate, enter into, or permit any Subsidiary to enter into, any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower (or such Subsidiary) than it would have obtained in a comparable arm’s-length transaction with a Person which is not an Affiliate.

(d)           Limitation on Liens.  Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

(e)           Amendments of Organizational Documents.  Amend, modify or change, or permit any Subsidiary to amend, modify or change, its articles of incorporation or bylaws in any manner that could reasonably be expected to result in a Material Adverse Effect.

(f)            Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Guarantee Obligation except:

(i)            guarantees of obligations to third parties made in the ordinary course of business not relating to Debt;

(ii)           Guarantee Obligations existing on the date hereof;

(iii)          Guarantee Obligations which by their terms (either mandatorily or at the unfettered option of the Borrower) are payable solely in Capital Stock (other than Mandatory Redeemable Stock) of the Borrower provided that the Borrower agrees that so long as this Agreement is in effect to cause any payment under any such outstanding obligation to be made only in such Capital Stock; and

(iv)          Guarantee Obligations permitted pursuant to Section 5.02(j)(ix).

(g)           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of, its property, business or assets (including tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(i)            for the sale or other disposition of any property that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

(ii)           for sales of inventory made in the ordinary course of business;

(iii)          [Intentionally Omitted];

(iv)          for sales or dispositions of assets (including accounts receivables) by the Borrower after the date hereof; provided, however, that (A) no Event of Default then exists or would result therefrom, (B) such sale or other disposition shall be made for fair sale value on an arm’s-length basis, (C) at least seventy five (75%) of the purchase price therefor shall be paid in cash and such cash portion of the purchase price shall be payable at (or prior to) the time of such Disposition, (D) the Borrower uses the net cash proceeds for general corporate purposes (including debt retirement or working capital purposes) and (E) the Borrower shall comply with Section 2.05, if applicable;

(v)           that the Borrower may cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights of way and similar rights or interests;

(vi)          that the Borrower may grant easements, ground leases or rights-of-way in, upon, over or across property or rights-of-way, provided such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held; or

(vii)         for operating leases entered into ordinary course of business.

(h)           Limitation on Investments, Loans and Advances.  Make, and shall not permit any Subsidiary to make, any advance, loan, extension of credit (excluding Guarantee Obligations but including any payment by a guarantor thereunder) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other securities of, or purchase all or a material part of a business unit or line of business of (or all or substantially all the assets of), or make any other investment in, any Person (any of the foregoing, an “Investment”), except:

(i)            (A) extensions of trade credit in the ordinary course of business and (B) Investments (including reinvestments thereof by any intermediate Subsidiary) to the extent the ultimate proceeds thereof are applied to maintenance capital expenditures in the ordinary course of business and required to comply with Section 5.01(e) for merchant generation plants of any Wholly-Owned Subsidiary;

(ii)           [Intentionally Omitted];

(iii)          the Borrower may acquire all or a material part of any domestic regulated business, provided that the aggregate principal amount of Debt incurred or assumed by the Borrower and its Subsidiaries in connection with such acquisition (together with the aggregate principal amount of Indebtedness of such acquired Person) shall not exceed fifty percent (50%) of the lesser of the fair value or cost of such acquired assets (and, to the extent such Debt is incurred in connection with such acquisition or in contemplation of such acquisition, such Debt shall not have a scheduled maturity, or require any principal payment prior to six months after the Maturity Date);

(iv)          the Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

(v)           the Borrower or any of its Subsidiaries may make travel and entertainment advances, relocation loans and payroll advances in the ordinary course of business to officers and employees of the Borrower or any such Subsidiary;

(vi)          Investments of the Borrower or any Subsidiary existing on the date hereof and the receipt of any additional securities constituting payments in kind on such existing Investments;

(vii)         Investments in obligations arising out of bankruptcy of customers and suppliers;

(viii)        subject to 5.02(g), Investments consisting of non-cash consideration received in connection with sales of assets;

(ix)           Investments in a Wholly-Owned Subsidiary of Borrower in furtherance of the winding down or exiting of the operations of the unregulated merchant energy business or operations of Borrower and its Subsidiaries;

(x)            in connection with cash management and tax efficient financing of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice, Investments by the Borrower or any Subsidiary of the Borrower in the Borrower or any Subsidiary of the Borrower, provided that the proceeds thereof shall not be used to finance any capital expenditure;

(xi)           other Investments of the Borrower or any Subsidiary after the date hereof of not more than $30,000,000 in the aggregate; and

(xii)          Investments the Borrower or any Subsidiary is contractually obligated to make on the date hereof.

(i)            Limitation on Dividends and Stock Repurchases.  Declare any dividends other than dividends paid in kind on any shares of any class of Capital Stock of the Borrower, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that the Borrower may make Restricted Payments on or with respect to its Capital Stock so long as, after giving effect to such Restricted Payments, (i) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower’s senior unsecured credit rating is at least Ba2 by Moody’s and BB by S&P.

(j)            Limitation on Indebtedness or Mandatory Redeemable Stock.  Create, incur, issue, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, issue, assume or suffer to exist, any Indebtedness or Mandatory Redeemable Stock (including any Indebtedness or Mandatory Redeemable Stock of any of its Subsidiaries), except:

(i)            Debt of the Borrower under this Agreement;

(ii)           Debt of the Borrower under the Revolving Credit Agreement;

(iii)          Indebtedness of the Borrower or any Subsidiary incurred in connection with an Investment that is permitted under Section 5.02(h)(iii) (and any refinancing thereof), to the extent such Indebtedness complies with the terms of Section 5.02(h)(iii), provided that the Borrower shall not incur, issue or assume any Debt or Mandatory Redeemable Stock after the date hereof pursuant to this clause (iii) that has a scheduled maturity, or requires any principal payment, prior to six months after the Maturity Date;

(iv)          Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries (but not in connection with Debt);

(v)           Non-Recourse Debt (and any refinancing thereof, provided that after giving effect thereto, such Indebtedness constitutes Non-Recourse Debt);

(vi)          Indebtedness outstanding on the date hereof (and any refinancing thereof), provided that, to the extent constituting Debt or Mandatory Redeemable Stock, such Indebtedness is set forth on Schedule 5.02(j) hereto;

(vii)         Indebtedness incurred to provide all or a portion of the purchase price or costs of construction of fixed assets (and any refinancing thereof); provided, however, that (A) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (B) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time;

(viii)        Indebtedness of the Borrower secured by accounts receivable of the Borrower (and any refinancing thereof) in an aggregate outstanding principal amount not to exceed $150,000,000 at any one time;

(ix)           secured or unsecured Indebtedness (and any refinancing thereof) not otherwise permitted by the preceding clauses of this Section 5.02(j) not exceeding $150,000,000 in aggregate principal amount at any one time outstanding (and which may include Guarantee Obligations of the Borrower with respect to Indebtedness of a Subsidiary);

(x)            Indebtedness of the Borrower or any Subsidiary incurred in connection with an Investment that is permitted under Section 5.02(h)(ii), 5.02(h)(ix) or 5.02(h)(x), in each case, to the extent such Indebtedness complies with the terms thereof, respectively; and

(xi)           secured or unsecured indebtedness incurred by the Borrower to finance capital expenditures related to its regulated utility operations (and any refinancing thereof); provided, however, that either (A) the capital expenditure is required by applicable law or (B) the capital expenditure is believed by the Borrower to be reasonably necessary for the provision of safe and reliable service to the Borrower’s utility customers and a Responsible Officer of the Borrower certifies in writing to the Administrative Agent, at least 10 days prior to incurring the indebtedness, that the incurrence complies with the requirements of this clause (B);

provided that in the event of any refinancing referred to in clauses (iii), (v),(vi),(vii),(viii), (ix) and (xi) of this Section 5.02(j) (to the extent constituting a refinancing and not additional Indebtedness permitted to be incurred under any such clause), the principal of the Indebtedness so refinanced is not increased as a result thereof (plus any premiums required to be paid to such existing debtholders in connection with such refinancing).

(k)           Limitation on Sales and Leasebacks.  Unless otherwise permitted under Section 5.02(j)(xi), enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property, in an aggregate amount for all such property exceeding $10,000,000, which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

(l)            [Intentionally Omitted].

(m)          Limitation on Businesses.  Enter into or engage in any business, either directly or through any Subsidiary, except for businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the date hereof or other business activities reasonably incidental or related to any of the foregoing.

(n)           Limitation on Certain Amendments.  Amend, modify or change, or consent to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any Debt in any manner which would (i) create or accelerate any amortization of the principal thereof prior to the sixth month after the Maturity Date, (ii) result in the maturity being earlier than six months after the Maturity Date, (iii) increase the amount of any payment or prepayment of principal thereof (to earlier than six months after the Maturity Date) or increase the rate of interest thereon or (iv) extend the Lien, if any, granted thereby to extend to any assets not securing such Debt.

(o)           Limitations on Subsidiaries’ Equity Interests.  Permit any Subsidiary to issue any preferred Capital Stock or any redeemable common stock having mandatory redemption or other amortizing payments prior to six months after the Maturity Date other than (i) issuances of preferred Capital Stock in payment of regularly accruing dividends on theretofore outstanding shares of such preferred Capital Stock, and (ii) in connection with Investments made pursuant to Section 5.02(h)(ix) or (x).

(p)           Hedging Arrangements; Forward Sale or Purchase Contracts.  (i)  Enter into, and shall not permit any Subsidiary to enter into, any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, or other interest rate hedge or arrangement, or any other agreement or arrangement designed to limit or eliminate the risk or exposure to fluctuations in currency exchange rates, or fuel or other commodity prices, other than (A) (1) any such agreement or arrangement entered into in the ordinary course of business to hedge or mitigate risks to such which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (2) not for speculative purposes or (B) in the case of agreements or arrangements relating to interest rates, entered into to take advantage of reduced interest rates by converting fixed rate obligations into floating rate obligations; or (ii) enter into, and shall not permit any Subsidiary to enter into, any forward purchase and/or sale, or other forward acquisition or disposition, of energy or transmission rights, or any energy tolling transactions, as seller of tolling services, in each case, other than any purchase, sale or other transaction entered into in the ordinary course of the Borrower’s or any Subsidiary’s business and not for speculative purposes.

(q)           Indentures.  Subject any additional assets (other than pursuant to the any after-acquired or similar clause) to the Lien of, or issue additional bonds under, (i) the St. Joseph Power & Light Indenture, (ii) the Indenture or Mortgage and Deed of Trust dated as of April 1, 2003, between the Borrower and Bank One Trust Company, NA, as trustee (as amended or supplemented from time to time), or (iii) any other mortgage indenture entered into by the

Borrower, unless, in each case, done in connection with a transaction permitted by the terms of this Agreement.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.          Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable or (ii) any interest on any Loan or any fee or any other payment due in connection with this Agreement, any Note or any other Loan Document within three (3) days after such interest, fee or other payment becomes due and payable; or

(b)           Any representation or warranty made or deemed made by or on behalf of the Borrower herein or in any other Loan Document or in any notice, certificate, document or other instrument delivered by the Borrower in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           The Borrower shall default in the observance or performance of any agreement contained in Section 5.02; or

(d)           The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of notice thereof being provided by the Administrative Agent or the Required Lenders or discovery thereof by a Responsible Officer of the Borrower; or

(e)           The Borrower or any Material Subsidiary shall (i) default in any payment (regardless of amount) of principal of, premium, if any, or interest on any Debt having an aggregate principal amount in excess of $40,000,000 (other than the Loans) beyond the grace period, if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Debt to become due prior to its Stated Maturity; provided, however, that any such default by the Borrower or any Material Subsidiary under Non-Recourse Debt will not constitute an Event of Default unless such default also constitutes a default under other recourse Debt of the Borrower or such Material Subsidiary in an aggregate outstanding principal amount of $40,000,000 or more; and provided further, that, for the avoidance of doubt, any default by the Borrower or any Material Subsidiary under any indebtedness which, but for being cash collateralized, would have constituted Debt hereunder will not constitute an Event of Default unless such default also constitutes a default under other recourse Debt of the Borrower or such Material Subsidiary in an aggregate outstanding principal amount of $40,000,000 or more; or

(f)            (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any such Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or un-bonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any such Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any such Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any such Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) Any Person shall engage in any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of $40,000,000 or more and sufficient judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof to reduce such amount to less than $40,000,000; or

(i)            Any Event of Default (as such term is defined in the Revolving Credit Agreement ) shall occur; or

(j)            A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 6.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01.          Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including enforcement of any Loan Document or collection of any amounts thereunder), the Administrative Agent shall not be required to exercise any discretion or take any action.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  The Administrative Agent shall be fully protected in acting (or refraining from acting) in accordance with the instructions of the Required Lenders, and such action (or such refraining from acting) shall be binding upon all Lenders and all holders of Loans.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.  In no event shall the Administrative Agent be required to take any action (or refrain from taking any action) which the Administrative Agent deems in good faith (i) to expose the Administrative Agent to potential personal liability or (ii) to be contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02.          Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (i) may treat the Lender that made any Loan as the holders of the Debt resulting therefrom until, in the case of any such Lender, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any other Loan Documents on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03.          CSFB and Affiliates.  With respect to the Loans made by it and the Note issued to it, CSFB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CSFB in its individual capacity.  CSFB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CSFB were not the Administrative Agent and without any duty to account therefor to the Lenders.  The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

Section 7.04.          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05.          Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) and its directors, officers, employees and agents (each, a “Lender Indemnitee”), ratably according to the respective principal amounts of the Loans then owed to each of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Lender Indemnitee in any way relating to or arising out of any Loan Document or any action taken or omitted by such Lender Indemnitee thereunder (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs of a Lender Indemnitee indemnified person resulting from such Lender Indemnitee’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Lender Indemnitee promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Lender Indemnitee in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Lender Indemnitee is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

Section 7.06.          Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) if no Event of Default has occurred and is continuing.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and the execution and delivery by Borrower and the successor Administrative Agent of an agreement relating to the annual administration fees to be paid to the successor Administrative Agent in connection with its acting as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 7.07.          Other Agents.  Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.          Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or, with the written consent of the Required Lenders, by the Administrative Agent) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) subject such Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, or (d) postpone any date fixed for any payment of principal of (including final maturity), or interest on, the Loans or any fees or other amounts payable hereunder; provided further that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders: (i) change the aggregate unpaid principal amount of the Loans that shall be required for the Lenders or any of them to take any action hereunder, (ii) change the pro rata distribution of payments and proceeds to the Lenders, (iii) waive any of the conditions specified in or amend Sections 2.04 and 2.05 or (iv) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, any Note or any other Loan Document; and provided further no amendment, waiver or consent shall, unless in writing and signed by Credit Suisse First Boston in addition to the parties required to sign the foregoing as set forth in this Section 8.01, amend or in any manner affect the rights of Credit Suisse First Boston under Section 8.07(i).

Section 8.02.          Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to the Borrower, at its address at 20 West Ninth Street, Kansas City, Missouri 64105, Attention:  Treasurer, Telecopy No.: (816) 467-3591; if to any Lender party to this Agreement as of the date hereof, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at Eleven Madison Avenue, New York, New York 10010-3629, Attention: Agency Department Manager, Telecopy No.: (212) 325-8304; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document or of any Exhibit hereto and thereto to be executed and delivered hereunder and thereunder shall be effective as delivery of a manually executed counterpart thereof.  Electronic mail and internet websites may be used only to distribute routine information such as financial statements and other information as provided in Section 5.01(a), (b) and (g) and to distribute this Agreement and the other Loan Documents for execution by the parties thereto, and may not be used for any other purpose, except as agreed to by the Administrative Agent.

Section 8.03.          No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder, under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.04.          Costs and Expenses.  (a)  Subject to the limitations set forth in the other Loan Documents, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, waiver or modification and amendment of this Agreement, the Notes and the other Loan Documents and any other documents to be delivered hereunder and thereunder, including (i) all transportation, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees, disbursement and other charges of external counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement or any other Loan Document.  The Borrower agrees to pay (i) on demand all reasonable costs and expenses of the Administrative Agent and the Lenders, if any (including reasonable external counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Loan Documents and any other documents to be delivered hereunder and thereunder, including reasonable fees and expenses of external counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a), and (ii) and indemnify and hold harmless the Administrative Agent and each Lender from, any and all present or future stamp, documentary or excise taxes or similar charges, any and all recording and filing fees, and any and all liabilities with respect thereto, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or payment under, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents.

(b)           The Borrower agrees to indemnify, exonerate and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and controlling persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including fees, disbursements and other charges of external counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any other Loan Document or any other documents related thereto, any extension of credit hereunder, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) any actual or alleged presence or release of

Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.  In the case of any claim, investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each party to this Agreement agrees not to assert any claim for special, indirect, consequential or punitive damages against any other party hereto or any of its Affiliates, or any of its officers, directors, employees, agents and controlling persons, on any theory of liability, arising out of or otherwise relating to (i) the Notes, this Agreement, any other Loan Document or any other documents related thereto, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.10(a), 2.10(b)(i) or (ii), or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in Sections 2.12, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder, under the Notes or any other Loan Document.

Section 8.05.          Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender or any other Loan Document, whether or not such Lender shall have made any demand under this Agreement, such Note or any other such Loan Document and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

Section 8.06.          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender party to this Agreement as of the date hereof that such Lender has executed it and the Closing Date shall have occurred and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each such Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all the Lenders.

Section 8.07.          Assignments and Participations.  (a)  Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such Lender shall have obtained the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (iii) except in the case of (x) an assignment to a Person that, immediately prior to such assignment, was a Lender, (y) assignment to the Approved Fund of the assigning Lender or (z) an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 and shall be an integral multiple of $1,000,000 unless the Administrative Agent otherwise agrees, and if the assigning Lender is assigning less than all of its Loans after giving effect to such assignment, the amount of the Loans of the assigning Lender shall be equal to or greater than $1,000,000 and (iv) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500 (such fee payable by the assignor or assignee, as agreed by the parties), for its acceptance and recording in the Register.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any collateral thereunder, (C) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of this Agreement or any other Loan Document or (D) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under this Agreement or any other Loan Document; (ii) such assignee (A) represents and warrants that (1) it satisfies the requirements, if any, specified in this Agreement that are required to be satisfied by it in order to acquire the Assigned Interest (as defined in such Assignment and Acceptance) and become a Lender, (2) from and after the Effective Date (specified in such Assignment and Acceptance), it shall be bound by the provisions of this Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (3) it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 or delivered pursuant to Section 5.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the assigning Lender or any other Lender; and (B) agrees that (1) it will, independently and without reliance on the Administrative Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (2) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(c)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, and (ii) record the information contained therein in the Register.

(d)           The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(g)           Notwithstanding any other provision set forth in this Agreement, (i) any Lender may at any time grant a security interest (or any other similar interest) in all or any portion of its rights under this Agreement (including the Loans owing to it and any Note or Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and (ii) any Lender that is a fund may grant a security interest in all or any portion of its rights under this Agreement to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender; provided that, in each case, no such assignment or grant of security interest shall release the assigning Lender from its obligations and duties hereunder.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by a SPC hereunder shall utilize the commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this

Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This section may not be amended without the written consent of the SPC.

(i)            Notwithstanding any other provision set forth in this Agreement, each Lender, on behalf of itself and its Approved Funds, effective on and as of the date on which it becomes a Lender either as a result of executing this Agreement or pursuant to this Section 8.07, hereby releases and forever discharges the Borrower and Credit Suisse First Boston (in its individual capacity and as Administrative Agent under the Existing Credit Agreement), and their respective directors, officers, employees, attorneys, agents and affiliates from any and all claims, actions, causes of action, demands, obligations, and liabilities of every nature and reason in any way arising out of or in connection with the Existing Credit Agreement (including, without limitation, any claims, actions, causes of action, demands, obligations, or liabilities arising out of, or in any way connected with, Section 2.7 or 9.1 of the Existing Credit Agreement).  Each such Lender further represents and warrants to the Borrower and Credit Suisse First Boston that any Approved Fund of such Lender, if any, which was a party to the Existing Credit Agreement has executed and delivered to the Borrower a written release consistent with the terms of the immediately preceding sentence.

Section 8.08.          Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and to pledgees referred to in Section 8.07(g), and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.  Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement.  For this purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

Section 8.09.          Governing Law.  THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 8.10.          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11.          Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, the Notes or the other Loan Documents to which it is a party in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12.          Waiver of Jury Trial.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.13.          Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

Section 8.14.          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.15.          Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 8.16.          Acknowledgement.  The Borrower hereby acknowledges that:

(a)           Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(b)           No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Administrative Agent, the Lenders and the Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AQUILA, INC.

By	/s/ Randy Miller
Name: Randy Miller
Title: Vice President, Finance and Treasurer

Commitment	Lenders

Administrative Agent

$220,000,000	CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

	By	/s/ S. William Fox
Name: S. William Fox
Title: Director

	By	/s/ David J. Dodd
Name: David J. Dodd
Title: Associate

SCHEDULE I

CASH EQUIVALENTS

CASH EQUIVALENTS The portfolio will be limited to:	CONCENTRATION LIMITS Maximum Concentration at time of purchase:	MATURITY LIMITS Maximum maturity at time of purchase:	CREDIT QUALITY Credit rating requirements:
Obligations issued by the US Government limited to: • US Treasury Bills • US Treasury Notes • US Treasury Bonds	• None	• Final maturity less than 5 years	• Not Applicable

Obligations sponsored by the US Government limited to:

• Federal Farm Credit Bank

• Federal Home Loan Bank

• Federal Home Loan Mortgage Corporation

• Federal National Mortgage Association

• Student Loan Marketing Association

	• None	• Final maturity less than 5 years	• Not Applicable

Obligations collateralized by the US Government limited to: • Repurchase agreements	• 25% of portfolio • Any one issuer not to exceed the greater of $10 million or 10% of the portfolio	• Final maturity less than 5 years	• Over collateralized (102%) by US Government and agency securities

Obligations issued by the US-owned commercial banks limited to: • Bankers’ Acceptances • Certificates of Deposit • Time deposits	• 75% of portfolio • Any one issuer not to exceed the greater of $10 million or 10% of the portfolio	• Final maturity less than 5 years	As applicable: • Short-term rating of A-2/P-2/F-2 or higher • Long-term rating of A or higher

US-dollar denominated obligations issued by the non-US commercial banks limited to: • Bankers’ Acceptances • Certificates of Deposit • Time deposits	• 25% of portfolio • Any one issuer not to exceed the greater of $10 million or 10% of the portfolio	• Final maturity less than 5 years	As applicable: • Short-term rating of A-2/P-2/F-2 or higher • Long-term rating of A or higher

Obligations of major US corporations and US holding companies limited to: • Commercial paper • Medium term notes • Floating rate notes • Corporate bonds • Auction rate securities	• 75% of portfolio • Any one issuer or affiliate not to exceed the greater of $10 million or 10% of the portfolio • Auction rate securities limited to the lower of 10% of portfolio or $5 million	• Final maturity less than 5 years	As applicable: • Short-term rating of A-2/P-2/F-2 or higher • Long-term rating of A or higher

US-dollar denominated obligations of major corporations and holding companies limited to:	• 25% of portfolio • Any one issuer or affiliate not to exceed the greater of $10 million or 10% of the portfolio	• Final maturity less than 5 years	As applicable: • Short-term rating of A-2/P-2/F-2 or higher • Long-term rating of A or higher

2

• Commercial paper • Medium term notes • Floating rate notes • Corporate bonds • Auction rate securities	• Auction rate securities limited to the lower of 10% of portfolio or $5 million

Pooled investments limited to: • 2a-7 Money market funds • Bond funds	• Consistent with the Company’s liquidity requirements	• Final maturity less than 5 years	• AA or higher

International Money Market Instruments limited to: • Eurodollar certificates of deposit and bonds • Eurodollar time deposits • Yankee certificates of deposit	• 20% of portfolio • Any one country not to exceed 10% of portfolio	• Final maturity less than 5 years	As applicable: • Short-term rating of A-1/P-1/F-1 or higher • Long-term rating of A or higher

Tax exempt investments limited to: • Commercial paper • Municipal notes and bonds • Floating rate put bonds • Floating rate put notes • Money market preferred stock	• 50% of portfolio • Consistent with the limitations assigned to a similar taxable instrument • Any one issuer not to exceed the greater of $10 million or 10% of the portfolio	• Final maturity less than 5 years	• MIG-1/VMIG-1 • Credit enhanced (letter of credit or insured by someone like MBIA)

3

• Money market funds • Variable rate auction rate notes

4

SCHEDULE II

APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
Credit Suisse First Boston	Eleven Madison Avenue New York, NY 10010 Attention: Agency Department Manager, Telecopy No.: (212) 325-8304	Eleven Madison Avenue New York, NY 10010 Attention: Agency Department Manager, Telecopy No.: (212) 325-8304

SCHEDULE III

PRICING SCHEDULE

PRICING SCHEDULE

STATUS	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Applicable Margin for Eurodollar Rate Advances	1.50%	3.00%	5.50%	5.75%
Applicable Margin for Alternate Base Rate Advances	0.50%	2.00%	4.50%	4.75%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Ba2 or better and the Borrower’s S&P Rating is BB or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level II Status and (ii) the Borrower’s Moody’s Rating is B1 or better and the Borrower’s S&P Rating is B+ or better.

“Level IV Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the credit facility evidenced by this Agreement.

“S&P Rating” means, at any time, the rating issued by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and then in effect with respect to the credit facility evidenced by this Agreement.

“Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the credit facility evidenced by this Agreement does not have a Moody’s Rating or S&P Rating, Level IV Status shall exist; provided, however, that if either S&P or Moody’s shall no longer provide debt ratings for companies in the Borrower’s industry generally, the Borrower may substitute for either such rating organization another nationally recognized statistical rating organization, the corresponding ratings of which shall be used to determine the Borrower’s Status.  If the Borrower is split-rated, the lower rating will apply in all cases.

SCHEDULE 4.01(d)

CONSENTS, AUTHORIZATION, FILINGS

The April 16, 2004 order of the Federal Energy Regulatory Commission (“FERC”) in FERC Docket No. ES03-43-000, ES03-43-001, ES03-43-002, ES03-43-003, ES03-43-004, ES04-13-000, Aquila, Inc., 107 FERC ¶ 61,044 (2004).

SCHEDULE 4.01(i)

MATERIAL SUBSIDIARIES

None.

SCHEDULE 5.01(n)

EXTENSION REGULATORY APPROVAL

1.               Approval of the Colorado Public Utilities Commission.

2.               Approval of the Federal Energy Regulatory Commission.

3.               Approval of the Kansas Corporation Commission.

4.               Approval of any other regulatory authority having proper jurisdiction over the Borrower, to the extent that such approval is not known by the Borrower to be required as of the date hereof.

 SCHEDULE 5.02(j)

EXISTING DEBT

Aquila

Debt Position

16-Sep-04

	ISSUE DATE YR/MO/DAY	DUE DATE YR/MO/DAY	AMOUNT OUTSTANDING

SJLP FMB	February 1, 1991	February 1, 2021	19,125,000
Senior Notes	October 7, 1997	October 1, 2004	150,000,000
SJLP Unsecured MTN	March 15, 1995	March 15, 2005	20,000,000
Senior Notes	March 31, 1999	December 1, 2005	19,057,000
Senior Notes	October 17, 1996	October 15, 2006	85,900,000
Senior Notes	January 29, 1992	January 15, 2007	36,905,000
Manidorily Convertible Senior Notes (PIES)	August 24, 2004	September 15, 2007	345,000,000
Senior Notes	November 15, 1999	November 15, 2009	199,000,000
Sanwa Bus CC	December 9, 1995	December 9, 2009	4,022,290
Senior Notes	February 1, 2001	February 1, 2011	250,000,000
Debentures	July 24, 1986	July 1, 2011	2,366,232
Senior Notes	July 3, 2002	July 1, 2012	500,000,000
SJLP Unsecured Pollution Control Bonds	June 4, 1995	February 1, 2013	5,600,000
SJLP Unsecured MTN	November 30, 1993	November 29, 2013	9,000,000
SJLP Unsecured MTN	November 30, 1993	November 29, 2013	1,000,000
Senior Notes	March 31, 1999	November 15, 2021	80,850,000
Senior Notes	November 25, 1991	November 15, 2021	5,000,000
Senior Notes	March 3, 1993	March 1, 2023	51,500,000
SJLP Unsecured MTN	November 30, 1993	November 30, 2023	3,000,000
SJLP Unsecured MTN	December 6, 1993	December 1, 2023	7,000,000
Senior Notes	June 20, 2001	June 15, 2011	197,000,000
Wamego Ser.1996	March 1, 1996	March 1, 2026	7,300,000
State Envi.1993	May 26, 1993	May 1, 2028	5,000,000
Senior Notes (Retail QUIBS)	February 28, 2002	March 1, 2032	287,500,000
Gold Bank (Everest Revolver)	April 28, 2004	April 1, 2007	1,500,000
Gold Bank (Everest Term Loan)	April 28, 2004	April 1, 2007	5,500,000
Capital Lease Obligations			2,319,762
			2,300,445,284

B-1

EXHIBIT A - FORM OF
TERM PROMISSORY NOTE

U.S.$_________	Dated: , 200

FOR VALUE RECEIVED, the undersigned, AQUILA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                       (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Loans in figures] on the Maturity Date pursuant to the Credit Agreement dated as of September 20, 2004 among the Borrower, the Lender and certain other lenders parties thereto from time to time and Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to CSFB, as Administrative Agent, at The Bank of New York, ABA No. 02100018, Account No. 8900492627, Account Name: CSFB Agency Cayman, Reference: Aquila or such other account in the United States as the Administrative Agent may designate from time to time by notice to the Borrower, in same day funds.  Each Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the Borrower on the Closing Date in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and (iii) contains transfer restrictions applicable to this Promissory Note..

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

AQUILA, INC.

By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE

OF BORROWING

[Date]

Credit Suisse First Boston,
acting through its Cayman Islands Branch,
as Administrative Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Eleven Madison Avenue
  New York, New York 10010

Attention: [Agency Department Manager]

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of September 20, 2004 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Aquila, Inc., certain Lenders parties thereto and Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)            The Business Day of the Proposed Borrowing is                        , 200.

(ii)           The Type of Loan comprising the Proposed Borrowing is [Alternate Base Rate Loans] [Eurodollar Rate Loans].

(iii)          The aggregate amount of the Proposed Borrowing is $                        .

(iv)          Proceeds of the Proposed Borrowing are to be wire-transferred in accordance with the following instructions:

[(v)          The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is          month[s].]

B-1

The undersigned hereby certifies that, as of the Proposed Borrowing, all the applicable conditions contained in Section 3.01 of the Credit Agreement have been satisfied (or waived pursuant to Section 8.01 of the Credit Agreement).

Very truly yours,

AQUILA, INC.

By
Name:
Title:

B-2

EXHIBIT C - FORM OF

CLOSING CERTIFICATE

AQUILA, INC.

Pursuant to Section 3.01(g) of the Credit Agreement dated as of September 20, 2004 among Aquila, Inc. (the “Borrower”), the lenders parties thereto, and Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Administrative Agent for the lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), the undersigned hereby certifies that [he or she] is the                     of the Borrower and in such capacity further certifies as follows:

1.             The representations and warranties of the Borrower set forth in the Credit Agreement and each of the other Loan Documents to which the Borrower is a party, are true and correct in all material respects on and as of the date hereof.

2.             No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the transactions to be consummated on the date hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his name.

Name:
Title:

Date: , 200_

C-1

EXHIBIT D - FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of September 20, 2004 (as amended or modified from time to time, the “Credit Agreement”) among Aquila, Inc. (the “Borrower”), the Lenders (as defined in the Credit Agreement), and Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Administrative Agent for the Lenders (the “Administrative Agent”).  Receipt of a copy of the Credit Agreement is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.             Assignor (the “Assignor”):

2.             Assignee (the “Assignee”):

3.             Assigned Interest:

Facility Assigned	Aggregate Amount of Loans of all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans (1)
Loans	$	$		%

Effective Date:                       , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

(1) Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE FIRST BOSTON, acting through its
Cayman Islands Branch, as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement and any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement and any other Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement and any other Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.01 of the Credit Agreement or delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender and (v) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and any other Loan Document that are required to be performed by it as a Lender; and (c) on behalf of itself and its Approved Funds hereby releases and forever discharges the Borrower and Credit Suisse First Boston (in its individual capacity and as Administrative Agent under the Existing Credit Agreement), and their respective directors, officers, employees, attorneys, agents and affiliates from any and all claims, actions, causes of action, demands, obligations, and liabilities of every nature and reason in any way arising out of or in connection with the Existing Credit Agreement (including, without limitation, any claims, actions, causes of action, demands, obligations, or liabilities arising out of, or in any way connected with, Section 2.7 or 9.1 of the Existing Credit Agreement).  The Assignee further represents and warrants to the Borrower and Credit Suisse First Boston that any Approved Fund of the Assignee, if any, which was a party to the Existing Credit Agreement has executed and delivered to the Borrower a written release consistent with the terms of clause (c) above.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.